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FIRST CHARTER CORPORATION                                          Exhibit 11
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (Unaudited)


                                                                 Three Months Ended
                                                                   March 31,      March 31,
                                                                      1996           1995
  NET INCOME PER SHARE COMPUTED AS FOLLOWS:
  PRIMARY:
  1.  Net income  . . . . . . . . . . . . . . . . . . . .     $    2,165,284   $  1,901,810
  2.  Weighted average common shares outstanding  . . . .          6,266,017      6,235,837
  3.  Incremental shares under stock options
        computed under the treasury stock method
        using the average market price of issuer's
        stock during the periods  . . . . . . . . . . . .             43,603         35,918
  4.  Weighted average common shares and common
        equivalent shares outstanding   . . . . . . . . .          6,309,620      6,271,755
  5.  Net income per share  . . . . . . . . . . . . . . .    $          0.34  $        0.30
      (Item 1 Divided by Item 4)


  FULLY DILUTED:
  1.  Net income  . . . . . . . . . . . . . . . . . . . .    $     2,165,284  $   1,901,810
  2.  Weighted average common shares outstanding  . . . .          6,266,017      6,231,633
  3.  Incremental shares under stock options
        computed under the treasury stock method
        using the higher of the average or ending
        market price of issuer's stock at the end
        of the periods  . . . . . . . . . . . . . . . . .             43,603         41,224
  4.  Weighted average common shares and common
        equivalent shares outstanding   . . . . . . . . .          6,309,620      6,272,857
  5.  Net income per share  . . . . . . . . . . . . . . .    $          0.34  $        0.30
      (Item 1 Divided by Item 4)
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